Exhibit 99.1

NEWS RELEASE For immediate release Laure Clark 904 598 7831 LauraClark@RegencyCenters.com

Regency Centers Reports Fourth Quarter and Full Year 2019 Results

JACKSONVILLE, FL. (February 12, 2020) – Regency Centers Corporation (“Regency” or the “Company”) today reported financial and operating results for the period ended December 31, 2019.

Fourth Quarter and Full Year 2019 Highlights

•	For the three months ended December 31, 2019, Net Income Attributable to Common Stockholders (“Net Income”) of $0.24 per diluted share.
•	Fourth quarter NAREIT Funds From Operations (“NAREIT FFO”) of $1.00 per diluted share.
•	Year-to-date same property Net Operating Income (“NOI”), excluding termination fees, increased 2.1%, as compared to the same period in 2018.
•	As of December 31, 2019, the same property portfolio was 95.1% leased.
•	Fourth quarter total comparable leasing volume of 1.8 million square feet of new and renewal leases, with total rent spreads of 11.3%.
•	On a trailing twelve months basis, rent spreads on comparable new and renewal leases were 13.1% and 7.4%, respectively, with total rent spreads of 8.5%.
•	During the fourth quarter, Regency sold three shopping centers for a combined sales price of $58.8 million.
•	For the full year 2019, the Company started nearly $265 million of developments and redevelopments and completed $230 million at a projected stabilized yield of 7.2%.
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During the quarter, Regency was included in Newsweek’s inaugural America’s Most Responsible Companies 2020 list. The Company was named as one of the Top 10 companies in the Real Estate and Housing sector.

•	On February 4, 2020, Regency’s Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.595 per share, representing an annualized increase of 1.7%.

“Regency’s  team delivered another year of good results. We finished the year with solid earnings growth and healthy leasing volumes as retailers and service providers remain focused on the importance and value of high quality physical locations to provide customers with the best possible combination of convenience, service and experience” said Lisa Palmer, President and Chief Executive Officer.

Financial Results

Regency reported Net Income for the fourth quarter of $40.3 million, or $0.24 per diluted share, compared to Net Income of $78.9 million, or $0.46 per diluted share, for the same period in 2018. For the twelve months ended December 31, 2019, Net Income was $239.4 million, or $1.43 per diluted share, compared to $249.1 million, or $1.46 per diluted share, for the same period in 2018.  Net Income in the fourth quarter of 2019 included an impairment charge of $40.3 million, or $0.24 per diluted share, recognized on the 101 7th Avenue asset, which is occupied by a single retail tenant, Barneys New York, that filed bankruptcy and is expected to terminate its lease in February 2020. As a result, the Company reassessed the expected hold period of the property as well as its highest and best use, resulting in a reduction of the carrying value to its estimated fair value.

The Company reported NAREIT FFO for the fourth quarter of $168.5 million, or $1.00 per diluted share, compared to $167.2 million, or $0.98 per diluted share, for the same period in 2018. For the twelve months ended December 31, 2019, NAREIT FFO was $654.4 million, or $3.89 per diluted share, compared to $652.9 million, or $3.83 per diluted share, for the same period in 2018.  For the twelve months ended December 31, 2019, results include a charge of $12.0 million, or

$0.07 per share, related to an early extinguishment of debt. For the twelve months ended December 31, 2018, results include a charge of $11.2 million, or $0.07 per share, related to an early extinguishment of debt and income of $6.7 million, or $0.04 per share, related to gains on land sales.

The Company reported Core Operating Earnings for the fourth quarter of $152.9 million, or $0.91 per diluted share, compared to $149.9 million, or $0.88 per diluted share, for the same period in 2018. Core Operating Earnings per share growth was 3.4% for the fourth quarter and 4.3% year-to-date when adjusted for the adoption of Accounting Standard Codification 842, Leases. The Company views Core Operating Earnings, which excludes from NAREIT FFO certain non-recurring items as well as non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of debt mark-to-market, as a better measure of business performance as it more closely reflects cash earnings and the Company’s ability to grow the dividend.

Portfolio Performance

Regency’s portfolio is differentiated in its overall outstanding quality, breadth and scale. The strength of the Company’s merchandising mix, combined with placemaking elements and connection to its communities further differentiates Regency’s high quality portfolio. Regency’s preeminent portfolio along with its national platform and 22 local market offices offers critical strategic advantages and positions the Company to achieve its strategic objective of 3% same property NOI growth over the long-term.

Fourth quarter same property NOI, excluding termination fees, increased 1.9% compared to the same period in 2018. Year-to-date same property NOI, excluding termination fees, increased 2.1%, as compared to the same period in 2018.

As of December 31, 2019, Regency’s wholly-owned portfolio plus its pro-rata share of co-investment partnerships was 94.8% leased. The same property portfolio was 95.1% leased. Within the same property portfolio, anchor occupancy, which includes spaces greater than 10,000 square feet, was 97.4%, an increase of 10 basis points sequentially.  Same property shop occupancy, which includes spaces less than 10,000 square feet, was 91.3%, a decline of 30 basis points sequentially, primarly driven by Dress Barn moveouts.

For the three months ended December 31, 2019, Regency executed 1.8 million square feet of comparable new and renewal leases at blended rent spreads of 11.3%. Rent spreads on new and renewal leases were 19.6% and 8.8%, respectively. For the trailing twelve months, the Company executed 6.4 million square feet of comparable new and renewal leases at blended rent spreads of 8.5%.

Portfolio Enhancement and Capital Allocation

Regency’s self-funding model enables the Company to benefit from its capital allocation strategy. Free cash flow supports the development and redevelopment program on a leverage neutral basis. Regency’s development and redevelopment platform is a critical strategic advantage for creating significant value for shareholders. Together with the sales of lower growth assets and equity when priced attractively, free cash flow also enables the Company to invest in high-growth acquisitions and share repurchases when pricing is compelling. This capital allocation strategy preserves Regency’s pristine balance sheet and allows the Company to add value and enhance the quality of the portfolio on a net accretive basis.

Developments and Redevelopments

For the full year 2019, the Company started nearly $265 million of developments and redevelopments contributing towards its five year goal of $1.25 to $1.50 billion. At year-end, the Company had 22 properties in development or redevelopment with estimated net project costs of $350.8 million. In-process developments and redevelopments were 90% leased as of December 31, 2019, and are expected to yield an average return of 7.3%.

In the fourth quarter, Regency started on the first of a three-phase redevelopment at Serramonte Center, located just south of San Francisco. Phase I consists of relocating Crunch Fitness to a new outparcel building, the addition of a new Regal theater, and adding several new outparcel restaurants and a new hotel. Phase II of the project commenced in January of 2020 and includes an extensive renovation and modernization of the interior portions of the project. Phase III of the project is expected to commence in 2021 and encompasses the redevelopment of the space occupied by JCPenney, which will vacate in June 2020.

For the full year 2019, the Company completed six ground up development projects and three redevelopment projects with combined pro-rata costs of $230.7 million and a projected stabilized yield of 7.2%.

Property Transactions

During the quarter, the Company sold three shopping centers for a combined gross sales price of $58.8 million. For the full year 2019, Regency sold 11 properties for a combined gross sales price of $209.5 million at a weighted average cap rate of 7.5%. Subsequent to year-end, the Company sold Young Circle Shopping Center, a 65,000 square feet center located in Hollywood, FL anchored by Walgreens, and Stonewall Shopping Center, a 315,000 square feet center located in Gainesville, VA anchored by Wegmans. The combined gross sales price totaled $98.4 million.

For the full year 2019, the Company acquired four properties for a total purchase price of $281.6 million at Regency’s share. Subsequent to year-end, the Company acquired an additional 16.6% interest in Town & Country Center, located in Los Angeles, for $32.8 million bringing Regency’s total interest to 35%. Also subsequent to year-end, Regency closed on the purchase of New York Common Retirement Fund’s 70% interest in Country Walk Plaza for $27.7 million, bringing Regency’s total interest to 100%. The center is a 100,000 square foot neighborhood shopping center, anchored by Publix and CVS, located in Miami.

Share Repurchase Program

Regency’s Board authorized a refreshed $250 million share repurchase plan of the Company’s common stock. This plan is scheduled to expire on February 5, 2021. The timing of share repurchases is dependent upon marketplace conditions and other factors, and the plan remains subject to the discretion of the Board of Directors.

Balance Sheet

Regency benefits from favorable access to capital through the strength of its balance sheet, supported by conservative leverage levels with a Net Debt to EBITDAre ratio of 5.4x. This positions Regency to weather potential challenges and potentially profit from investment opportunities in the future. Regency has a BBB+ rating with a positive outlook from S&P Global Rating and Baa1 with a positive outlook from Moody’s Investors Service.

As previously disclosed, during 2019 the Company further enhanced its already strong balance sheet through the issuance of $725 million of 30-year and 10-year unsecured notes, and a forward equity sale of approximately $130 million at nearly $68.00 per share.

Dividend

On February 4, 2020, Regency’s Board declared a quarterly cash dividend on the Company’s common stock of $0.595 per share, representing an annualized increase of 1.7%. The dividend is payable on March 5, 2020, to shareholders of record as of February 24, 2020.

Board of Director Changes

As previously announced, on January 24, 2020, John C. Schweitzer resigned from the Board of Directors. On February 4, 2020, Deirdre J. Evens was elected as chair of the Compensation Committee. Ms. Evens has been a member of the Compensation Committee of the Board since 2018.

Full Year 2020 Guidance

Regency Centers issued initial 2020 guidance concurrently with the fourth quarter 2019 earnings release. Please refer to the Company’s fourth quarter 2019 Supplemental for a complete list of guidance. A 2020 Earnings and Valuation Guidance package with additional details can be found in the presentation section of the investor relations website at Investors.RegencyCenters.com.

Full Year 2020 Guidance

All figures pro-rata and in thousands, except per share data

Current Guidance

Net Income Attributable to Common Stockholders (“Net Income”)	$1.47 - $1.50

NAREIT Funds From Operations (“NAREIT FFO”) per diluted share	$3.90 - $3.93

Same Property Net Operating Income (“SPNOI”) Growth excluding termination fees (pro-rata)	0%+

Development and Redevelopment starts Estimated yield (weighted average) Development and Redevelopment spend	+/- $200,000 +/- 7.0% +/- $300,000

Acquisitions Cap rate (weighted average)	+/- $75,000 +/- 4.5%

Dispositions Cap rate (weighted average)	+/- $200,000 +/- 5.5%

Conference Call Information

To discuss Regency’s fourth quarter results and initial 2020 guidance, Management will host a conference call and presentation on Thursday, February 13, 2020, at 11:00 a.m. ET. Dial-in and webcast information is listed below.

Fourth Quarter 2019 Earnings Conference Call and 2020 Guidance Presentation

Date:Thursday, February 13, 2020

Time:11:00 a.m. ET

Dial#:877-407-0789 or 201-689-8563

Webcast:investors.regencycenters.com

Replay

Webcast Archive: Investor Relations page under Events & Webcasts

Non-GAAP Disclosure

The Company uses certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of the Company's operational results.  We manage our entire real estate portfolio without regard to ownership structure, although certain decisions impacting properties owned through partnerships require partner approval. Therefore, we believe presenting our pro-rata share of operating results regardless of ownership structure, along with other non-GAAP  measures, makes comparisons of other REITs' operating results to the Company's more meaningful. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains on sale and impairments of real estate, net of tax, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes NAREIT FFO for all periods presented in accordance with NAREIT's definition in effect during that period.  Effective January 1, 2019, the Company prospectively adopted the NAREIT FFO White Paper – 2018 Restatement (“2018 FFO White Paper”), and elected the option of excluding gains on sale and impairments of land, which are considered incidental to the Company’s main business. Prior period amounts were not restated to conform to the current year presentation, and therefore are calculated as described above, but also include gains on sales and impairments of land. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains on sales and impairments of real estate, it provides a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP; and, therefore, should not be considered a substitute measure of cash flows from operations. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO.

Core Operating Earnings is an additional performance measure that excludes from NAREIT FFO: (i) transaction related income or expenses; (ii) gains or losses from the early extinguishment of debt; (iii) certain non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of mark-to-market of debt adjustments; and (iv) other amounts as they occur. The Company provides a reconciliation of Net Income to NAREIT FFO to Core Operating Earnings. Core Operating Earnings for the fourth quarter and year-to-date periods ending December 31, 2018 included $1.9 million and $8.1 million, respectively, of capitalized leasing costs which, upon the adoption of the new lease accounting standard ASC 842 on January 1, 2019, are expensed.

NAREIT EBITDAre is a measure of REIT performance, which NAREIT defines as net income, computed in accordance with GAAP, excluding (i) interest expense; (ii) income tax expense; (iii) depreciation and amortization; (iv) gains on sales of real estate; (v) impairments of real estate; and (vi) adjustments to reflect the Company’s share of unconsolidated partnerships and joint ventures.

Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core Operating

Earnings - Actual (in thousands)

For the Periods Ended December 31, 2019 and 2018	Three Months Ended		Year to Date
	2019	2018	2019	2018
Reconciliation of Net Income to NAREIT FFO:

Net Income Attributable to Common Stockholders	$40,291	78,905	$239,430	249,127
Adjustments to reconcile to NAREIT Funds From Operations (1):
Depreciation and amortization (excluding FF&E)	99,270	100,422	402,888	390,603
Gain on sale of operating properties	(13,087)	(21,335)	(52,958)	(25,293)
Provision for impairment to operating properties	42,076	8,994	65,074	37,895
Gain (loss) on sale of land (2)	(246)	-	(706)	-
Exchangeable operating partnership units	178	166	634	525
NAREIT Funds From Operations	$168,482	167,152	$654,362	652,857

Reconciliation of NAREIT FFO to Core Operating Earnings:

NAREIT Funds From Operations	$168,482	167,152	$654,362	652,857
Adjustments to reconcile to Core Operating Earnings (1):
Gain on sale of land (2)	-	(5,628)	-	(6,659)
Provision for impairment to land	-	—	-	542
Early extinguishment of debt	—	-	11,982	11,172
Interest on bonds for period from notice to redemption	-	-	367	600
Straight line rent, net	(1,384)	(3,652)	(8,524)	(17,292)
Above/below market rent amortization, net	(13,833)	(7,440)	(44,666)	(34,171)
Debt premium/discount amortization	(395)	(536)	(1,776)	(3,263)
Core Operating Earnings	$152,870	149,896	$611,745	603,786

Weighted Average Shares For Diluted Earnings per Share	167,892	169,842	167,771	170,100

Weighted Average Shares For Diluted FFO and Core Operating Earnings per Share	168,638	170,192	168,235	170,450
(1)	Includes Regency's consolidated entities and its pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests.
(2)

Effective January 1, 2019, Regency prospectively adopted the NAREIT FFO White Paper - 2018 Restatement, and elected the option of excluding gains on sales and impairments of land, which are considered incidental to the Company's main business. Prior period amounts were not restated to conform to the current year presentation of NAREIT FFO, and therefore include gains on sales and impairments of land.

Same property NOI is a key non-GAAP measure used by management in evaluating the operating performance of Regency’s properties. The Company provides a reconciliation of net income to pro-rata same property NOI.

Reconciliation of Net Income Attributable to Common Stockholders to Pro-Rata Same

Property NOI – Actual (in thousands)

For the Periods Ended December 31, 2019 and 2018	Three Months Ended		Year to Date
	2019	2018	2019	2018
Net Income Attributable to Common Stockholders	$40,291	78,905	$239,430	249,127
Less:
Management, transaction, and other fees	(7,868)	(7,495)	(29,636)	(28,494)
Other(1)	(16,811)	(12,084)	(58,904)	(56,906)
Plus:
Depreciation and amortization	91,644	92,876	374,283	359,688
General and administrative	18,262	13,544	74,984	65,491
Other operating expense, excluding provision for doubtful accounts	3,328	1,919	7,814	4,744
Other expense (income)	71,860	24,699	187,610	170,818
Equity in income of investments in real estate excluded from NOI (2)	8,109	11,597	39,807	56,680
Net income attributable to noncontrolling interests	840	831	3,828	3,198
NOI	209,655	204,792	839,216	824,346

Less non-same property NOI (3)	(8,736)	(8,190)	(31,073)	(34,112)

Same Property NOI	$200,919	196,602	$808,143	790,234

Same Property NOI without Termination Fees	$199,848	196,045	$805,247	788,894

Same Property NOI without Termination Fees or Redevelopments	$189,601	185,999	$764,627	749,425
(1)	Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.
(2)

Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, interest expense, and real estate gains and impairments.

(3)	Includes revenues and expenses attributable to Non-Same Property, Projects in Development, corporate activities, and noncontrolling interests.

Reported results are preliminary and not final until the filing of the Company’s Form 10-K with the SEC and, therefore, remain subject to adjustment.

Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO - Guidance (per diluted share)

NAREIT FFO Guidance:	Full Year 2020
	Low	High
Net income attributable to common stockholders	$1.47	1.50

Adjustments to reconcile net income to NAREIT FFO:

Depreciation and amortization	2.43	2.43

NAREIT Funds From Operations	$3.90	3.93

The Company has published forward-looking statements and additional financial information in its fourth quarter 2019 supplemental information package that may help investors estimate earnings for 2020. A copy of the Company’s fourth quarter 2019 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-K for the year-ended December 31, 2019. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NASDAQ: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to our neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.